Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

April 19, 2024

Mr. Vincent Browne

Chief Executive Officer

Alternus Clean Energy, Inc.

360 Kingsley Park Drive, Suite 250

Fort Mill, South Carolina 29715

Dear Mr. Browne:

This letter (the “Agreement”) constitutes the agreement between Maxim Group LLC (“Maxim” or the “Placement Agent”) and Alternus Clean Energy, Inc., a Delaware corporation, (the “Company”), that Maxim shall serve as the exclusive placement agent for the Company, on a “commercially reasonable efforts” basis, in connection with the proposed private placement (the “Placement”) of senior convertible notes (the “Notes”), which Notes shall be convertible into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) in certain circumstances (the “Conversion Shares”) and common stock purchase warrants to purchase Common Stock (the “Warrants,” and the shares issuable upon exercise of the Warrants, the “Warrant Shares” and the Notes, Warrants, Conversion Shares and Warrant Shares, collectively, the “Securities”). The terms of the Placement shall be mutually agreed upon by the Company, Maxim and the purchasers of the Securities (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein constitutes that Maxim would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement, including the Purchase Agreement (as hereinafter defined) shall be collectively referred to herein as the “Transaction Documents.” Each date on which there is a closing (each a “Closing”) of the Placement shall be referred to herein as a “Closing Date.” The Company expressly acknowledges and agrees that Maxim’s obligations hereunder are on a commercially reasonable efforts basis only and that the execution of this Agreement does not constitute a legal or binding commitment by Maxim to purchase the Securities or introduce the Company to investors and does not ensure the successful placement of the Securities or any portion thereof or the success of Maxim with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser in a form reasonably acceptable to the Company and Maxim. Prior to the signing of the Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

Notwithstanding anything herein to the contrary, in the event Maxim determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement in writing upon the request of Maxim to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

Unless otherwise provided, all dollar amounts in this Agreement shall be U.S. dollars.

SECTION 1. COMPENSATION. As compensation for the services provided by Maxim hereunder, the Company agrees to pay to Maxim:

(A) A cash fee payable in U.S. dollars equal to seven percent (7.0%) of the gross proceeds received by the Company from Purchasers at each Closing (the “Cash Compensation”). The Cash Compensation shall be paid by wire transfer on the date of each Closing of the Placement from the gross proceeds of the Securities sold.

(B) Such number of common stock purchase warrants (the “Placement Agent Warrants”) to Maxim or its designees to purchase shares of Common Stock equal to five (5.0%) percent of the total number of Conversion Shares sold in the Placement. The Placement Agent Warrants will be exercisable six (6) months after the Closing Date and will expire three (3) years from the effective date of the registration statement registering the underlying shares; provided, however, that in no event shall the expiration date be more than five (5) years from the commencement of sales. The Placement Agent Warrants will be exercisable at a price equal to 110% of the initial conversion price of the Notes. The Placement Agent Warrants shall not be transferable for six (6) months following the Closing, except as permitted by Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(1).

(C) The Company also agrees to reimburse Maxim at each Closing for all of Maxim’s reasonable accountable expenses, including, without limitation, fees and disbursements of Maxim’s counsel and all travel and other out-of-pocket expenses, incurred by Maxim in connection with the Placement, up to a maximum aggregate amount of $50,000; provided, however, that the Company has advanced Maxim $25,000 for such reasonable accountable expenses. In the event this Agreement shall terminate prior to the consummation of the Placement, Maxim shall be entitled to reimbursement of its actual, out-of-pocket accountable expenses (including legal fees) incurred by the Placement Agent in connection with the Placement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each of the representations and warranties (together with any related disclosures in any disclosure schedules appended thereto) made by the Company to the Purchasers in the Transaction Documents, is hereby incorporated herein by reference (as though fully restated herein) and is, as of the date of this Agreement, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants to the Placement Agent that:

(A) (i) the Company has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (y) the Company’s certificate of incorporation or by-laws or other charter documents or (z) any agreement to which the Company is a party or by which any of its property or assets is bound.

(B) All disclosure provided by the Company to the Placement Agent regarding the Company, its business and the transactions contemplated hereby, taken together with all filings the Company has made with the Securities and Exchange Commission, is true and correct in all material aspects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each filing made by the Company with the Securities and Exchange Commission since January 1, 2023 did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the best of the Company’s knowledge and belief, other than the current capital raising (of which this Agreement forms a part), no event or circumstance has occurred or information exists with respect to the Company or its business, properties, prospects, operations or financial conditions, which, under the applicable laws, rules or regulations, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(C) The Company has not taken and will not take any action, directly or indirectly, so as to cause the Placement to fail to be entitled to rely upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). In effecting the Placement, the Company agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements).

(D) The Company has the power to submit, and pursuant to Section 10 of this Agreement, has legally, validly, effectively and irrevocably submitted, to the non-exclusive personal jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York (each, a “New York Court”). The Company has the power to designate, appoint and authorize, and pursuant to Section 10 of this Agreement, has legally, validly, effectively and irrevocably designated, appointed an authorized agent for service of process in any action arising out of or relating to this Agreement or the Placement in any New York Court, and service of process effected on such authorized agent will be effective to confer valid personal jurisdiction over the Company as provided in Section 10 of this Agreement.

SECTION 3. REPRESENTATIONS OF MAXIM. Maxim represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended, (iii) is licensed as a broker/dealer under the laws of the states applicable to the offers and sales of the Securities by Maxim, (iv) is and will be a body corporate validly existing under the laws of its place of incorporation; (v) has full power and authority to enter into and perform its obligations under this Agreement, (vi) the Placement Agent has not taken and will not take any action, directly or indirectly, so as to cause the Placement to fail to be entitled to rely upon the exemption from registration afforded by Section 4(a)(2) of the Act; (vii) in effecting the Placement, the Placement Agent agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements), (viii) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of Maxim enforceable in accordance with its terms, and (ix) neither the Placement Agent, any person compensated for soliciting investors in the Placement, nor any general partner, managing member, executive officer, director or officer of the Placement Agent participating in the Placement is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2). Maxim will immediately notify the Company in writing of any change in its status as such. Maxim covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 4. INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 5. ENGAGEMENT TERM.

(A) The Placement Agent’s engagement hereunder shall be until the final Closing Date of the Placement (such date, the “Termination Date”). The engagement hereunder may also be earlier terminated for Cause. “Cause,” for the purpose of this Agreement, shall mean, as determined by a court of competent jurisdiction, the Placement Agent’s gross negligence, willful misconduct, or material breach of this Agreement, after being notified in writing of such conduct, and not curing such alleged conduct within twenty (20) days of notification.

(B) Notwithstanding anything herein to the contrary, Section 1, Section 4, this Section 5, Sections 10, 11 and 12 and all of Addendum A attached hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 1 herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such Termination Date to the extent provided for herein. All such accrued fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the Closing of the Placement or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 1 hereof).

(C) Upon any termination or expiration of this Agreement, unless the Company terminates this Agreement for Cause, if the Company completes any public or private financing with any investors introduced to the Company by the Placement Agent within six (6) months thereafter, the Placement Agent is entitled to receive compensation as set forth in Sections 1. If the Placement Agent exercises its right of first refusal under Section 9, then its compensation shall be paid pursuant to that provision.

SECTION 6. MAXIM INFORMATION. The Company agrees that any information or advice rendered by Maxim in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without Maxim’s prior written consent.

SECTION 7. NO FIDUCIARY RELATIONSHIP; SECURITIES AND OTHER LAW COMPLIANCE.

(A) This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that Maxim is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of Maxim hereunder, all of which are hereby expressly waived.

(B) The Company, at its own expense, will use its best efforts to obtain any registration, qualification or approval required to sell any Securities under the laws (including U.S. state “blue sky” laws) of any applicable jurisdictions.

SECTION 8. CLOSING. The obligations of the Placement Agent hereunder, and the closing of the sale of the Securities pursuant to the Purchase Agreement are subject to the accuracy, when made and on each Closing Date, of the representations and warranties on the part of the Company and its subsidiaries contained herein and in the Purchase Agreement, to the accuracy of the statements of the Company and its subsidiaries made in any certificates pursuant to the provisions hereof, to the performance by the Company and its subsidiaries of their obligations hereunder, and to each of the following additional terms and conditions:

(A) All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(B) The Placement Agent shall have received as of each Closing Date a PDF copy of the duly executed Notes delivered to each Purchaser.

(C) The Placement Agent shall have received as of each Closing Date a PDF copy of the duly executed Warrants delivered to each Purchaser.

(D) The Placement Agent shall have received as of each Closing Date the duly executed Placement Agent Warrants.

(E) The Placement Agent shall have received as of each Closing Date the favorable opinions of counsels to the Company, dated as of such Closing Date, addressed to the Placement Agent in form and substance satisfactory to the Placement Agent.

(F) (i) Neither the Company nor any of its subsidiaries shall have sustained, since the date of the latest audited or unaudited financial statements included or incorporated by reference in its reports publicly filed with the Securities and Exchange Commission, any material loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Purchase Agreement and disclosure schedules thereto and (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the business, general affairs, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries, otherwise as set forth in or contemplated by the Purchase Agreement and disclosure schedules thereto, the effect of which, in any such case described in clause (i) or (ii), is, in the reasonable judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Purchase Agreement and disclosure schedules thereto.

(G) Subsequent to the execution and delivery of this Agreement and up to the Closing Date, there shall not have occurred any of the following: (i) trading in the Company’s securities generally on the applicable trading market shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Securities and Exchange Commission or by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities in which it is not currently engaged, the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred any other calamity or crisis or any change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event in clause (iii) or (iv) that makes it, in the sole and reasonable judgment of the Placement Agent, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Purchase Agreement.

(H) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect the business or operations of the Company.

(I) The Company shall have entered into a Purchase Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

(J) On or prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request, including:

(i) a certificate of the Company, duly executed by the Secretary of the Company;

(ii) a certificate of the Company, duly executed by the Chief Executive Officer;

(iii) a certificate of good standing of the Company in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(iv) a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company and each subsidiary conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date; and

(v) a certified copy of the Charter as certified by the Delaware Secretary of State within ten (10) days of the Closing Date.

(K) The Company shall have furnished to the Placement Agent a letter on the letterhead of the Company, duly executed by the Chief Executive Officer of the Company, setting forth the wire amounts of each Purchaser and the wire transfer instructions of the Company (the “Flow of Funds Letter”).

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.

SECTION 9. RIGHT OF FIRST REFUSAL Upon the Closing of a Placement, for a period of twelve (12) months after the final Closing, the Company grants the Placement Agent the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public and private equity, equity-linked, convertible or debt offerings, subject to the exceptions set forth below, during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company (a “Subsequent Offering”). The Company shall provide the Placement Agent with written notice of no less than three (3) business days following its election to engage in a Subsequent Offering, which notice shall describe the proposed terms and conditions of such Subsequent Offering. The Placement Agent shall notify the Company within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If the Placement Agent declines to exercise its right of first refusal, the Company shall have the right to retain any other entity or person in connection with the Subsequent Offering on terms which are not materially more favorable to such other entity or person than the terms declined by the Placement Agent. If the Placement Agent should decline to exercise its right of first refusal, the Company shall have no further obligation to the Placement Agent with respect to such other Subsequent Offering, except as otherwise provided for herein.

SECTION 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail or private carrier (Federal Express, UPS or equivalent) to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail or private carrier (Federal Express, UPS or equivalent) to the Placement Agent’s address shall be deemed in every respect effective service process upon the Placement Agent, in any such suit, action or proceeding. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 11. ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Maxim and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery of the Securities, as applicable. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. The Company agrees that the Placement Agent may rely upon, and is a third party beneficiary of, the representations and warranties, and applicable covenants set forth in the Purchase Agreement. Notwithstanding anything herein to the contrary, the Engagement Letter, dated March 29, 2023, and amended on May 16, 2023 (the “Engagement Letter”), by and between the Company and Maxim, including but not limited to Sections 14 and 15(b) of the Engagement Letter, shall continue to be effective and the terms therein shall continue to survive and be enforceable by Maxim in accordance with its terms, provided that, in the event of a conflict between the terms of the Engagement Letter and this Agreement, this Agreement shall prevail.

SECTION 12. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent via facsimile or email transmission to the email address specified on the signature pages attached hereto, (b) the date of mailing, if sent by certified mail or by private carrier (Federal Express, UPS or equivalent), or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13. SECURITIES AND OTHER LAW COMPLIANCE. The Company, at its own expense, will use its best efforts to obtain any registration, qualification or approval required to sell any securities under the laws (including U.S. state “blue-sky” laws) of any applicable jurisdictions or any instrumentality thereof.

SECTION 14. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Maxim the enclosed copy of this Agreement.

Very truly yours,

Maxim GROUP LLC

By:
	Name:	Lawrence Glassberg
	Title:	Executive Managing Director & Co-Head of Investment Banking

Address for notice:

Accepted and Agreed to as of

the date first written above:

Alternus Clean Energy, Inc.

By:
	Name:	Vincent Browne
	Title:	Chief Executive Officer

Address for notice:

ADDENDUM A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Addendum shall have the meanings ascribed to such terms in the Agreement to which this Addendum is attached:

In addition to and without limiting any other right or remedy available to the Placement Agent and the Indemnified Parties (as hereinafter defined), the Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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